Exhibit 10.09
AGREEMENT
     This AGREEMENT (this “Agreement”), effective as of October 15, 2008, is entered into between William Porter (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”).
     1. EXECUTIVE TRANSITION AND RELEASE AGREEMENT. Reference is hereby made to that certain Executive Transition and Release Agreement entered into between Executive and the Company on October 15, 2008 (the “Transition Agreement”).
     2. EFFECTIVE DATE. This Agreement shall be contingent upon Executive’s contemporaneous execution of the Transition Agreement and shall not become effective until the Effective Date (as such term is defined in the Transition Agreement). In the event that Executive revokes the Transition Agreement pursuant to paragraph 9 thereof, this Agreement shall immediately terminate and be of no further force or effect.
     3. ADDITIONAL DUTIES DURING THE TRANSITION PERIOD. During the first six months of the Transition Period (as such term is defined in the Transition Agreement), Executive shall provide such additional advice and services related to the transition of his prior executive responsibilities as may be requested by Cadence’s Interim Office of the Chief Executive or Chief Executive Officer, as applicable, on an as-needed basis at mutually-convenient times. Executive’s time rendering those services (along with the services otherwise contemplated by the Transition Agreement) is expected to exceed twenty (20) hours per month, but shall not exceed sixty (60) hours per month. Except as otherwise provided in paragraph 3(b) of the Transition Agreement, Executive’s obligations hereunder and under the Transition Agreement will not preclude Executive from accepting and holding employment elsewhere. Consistent with the Transition Agreement, neither party expects that Executive will resume full-time employment with Cadence in the future and it is the parties’ intent and agreement that, due to the limited nature of the services to be provided to the Company by Executive hereunder and under the Transition Agreement, Executive will have experienced a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, as of the Transition Commencement Date (as such term is defined in the Transition Agreement).
     4. ADDITIONAL TRANSITION COMPENSATION. In consideration of and as compensation for the additional services to be provided by Executive during the first six months of the Transition Period pursuant to this Agreement, Cadence will, for a period of six months immediately following the Transition Commencement Date, pay Executive a monthly salary of $37,500.00, less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date following the Effective Date. The Company and Executive acknowledge and agree that such payments are in addition to and not in lieu of any compensation and/or benefits payable to Executive pursuant to the Transition Agreement. Executive acknowledges and agrees that Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services under this Agreement.

     5. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement and the Company’s obligations to make any future payments hereunder shall immediately terminate upon the Termination Date (as such term is defined in the Transition Agreement). In addition, the Company shall have the right to terminate this Agreement and its obligations to make any future payments hereunder in the event that the Company reasonably determines in good faith that Executive has materially failed to perform the services described in paragraph 3 hereof after reasonable written notice of such failure and a reasonable opportunity to cure has been provided by the Company to Executive.
     6. INTEGRATED AGREEMENT. This Agreement, along with the Transition Agreement, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Nothing herein is intended to alter or amend any rights and/or obligations of the Company or Executive under the Transition Agreement.
     7. INCORPORATION. In addition to the above, paragraphs 10, 14, 15, 16, 17, 18 and 19 of the Transition Agreement are hereby incorporated into this Agreement by this reference.
EXECUTION OF AGREEMENT
     The parties execute this Agreement to evidence their acceptance of it.

Dated: October 15, 2008	Dated: October 15, 2008

WILLIAM PORTER	CADENCE DESIGN SYSTEMS, INC.

/s/ William Porter	By: /s/ James J. Cowie

James J. Cowie
Sr. Vice President & General Counsel

2